Press Release

August 4, 2025
Otter Tail Corporation Announces Second Quarter Earnings and Increases Annual Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2025.
SUMMARY
•Produced diluted earnings per share of $1.85 in the second quarter of 2025.
•Increased midpoint of 2025 earnings per share guidance by $0.38 to $6.26 per share.
•Return on equity of 17% over the trailing twelve months.
CEO OVERVIEW
“We are pleased with our second quarter financial results,” said President and CEO Chuck MacFarlane. “Across our businesses, our team members remain committed to our mission - delivering value through building strong electric and manufacturing platforms - amidst dynamic market conditions.
"During the second quarter, severe weather moved through Otter Tail Power’s service territory, resulting in significant property and infrastructure damage, as well as tree loss. Approximately 30 percent of our customers experienced an interruption in electric service due to the storms. Our employees worked tirelessly to restore power to our customers as quickly and safely as possible.
“Beyond our storm response, Otter Tail Power continues to perform well, executing on our significant capital investment plan and regulatory priorities. We secured approval to directly assign and recover the capital investment for our two solar development projects from the Minnesota and South Dakota Commissions. We look forward to adding 345 MW of cost-effective solar generation to our portfolio to better serve our customers. Additionally, for the first time since 2018, we filed a request with the South Dakota Public Utilities Commission for permission to increase our electric rates by approximately $5.7 million.
“Our Manufacturing segment continues to navigate soft end market demand but remains well positioned to respond when market conditions improve. Our recently completed BTD Georgia facility is ramping up to full production capability and we look forward to being able to better serve our growing customers in the southeast.
“Plastics segment results outpaced our expectations for the second quarter. We continue to benefit from strong product demand and higher sales volumes as the sales prices of PVC pipe continue to recede.
“We are uplifting our 2025 diluted earnings per share guidance for the Plastics segment, increasing our consolidated guidance to a range of $6.06 to $6.46 from our previous range of $5.68 to $6.08.
“Our strategic diversification continues to serve us and our stakeholders well even as we return to more normalized levels of Plastics segment earnings, generating incremental cash for us to reinvest into our significant utility rate base growth plan. We remain confident in our ability to deliver on our investment targets, producing an earnings per share growth of 6 to 8 percent.”
QUARTERLY DIVIDEND
On August 4, 2025, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.525 per share. This dividend is payable September 10, 2025 to shareholders of record on August 15, 2025.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the six months ended June 30, 2025 was $159.4 million compared to $223.5 million for the six months ended June 30, 2024, with the decrease primarily due to the timing of fuel cost and rider recoveries from our utility customers and the timing of payments for operating costs, as well as a decrease in earnings.
Investing activities for the six months ended June 30, 2025 included capital expenditures of $124.2 million. Capital expenditures during the period were largely within our Electric segment, including investments in wind repowering, advanced metering infrastructure, and transmission line projects.
Financing activities for the six months ended June 30, 2025 included the issuance of $100.0 million of long-term debt at Otter Tail Power; the proceeds of which were used to repay short-term borrowings, fund capital investments, and support operating activities. Financing activities for the six months ended June 30, 2025 also included net repayments of short-term borrowings totaling $69.6 million and dividend payments of $44.0 million.

As of June 30, 2025, we had $170.0 million and $211.0 million of available liquidity under our Otter Tail Corporation and Otter Tail Power credit facilities, respectively, along with $307.2 million of available cash and cash equivalents, for total available liquidity of $688.2 million.
SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended June 30,
($ in thousands)	2025	2024	Change	% Change
Operating Revenues	$128,731	$112,828	$15,903	14.1%
Net Income	19,195	18,485	710	3.8

Retail MWh Sales	1,337,696	1,315,504	22,192	1.7%
Heating Degree Days	460	372	88	23.7
Cooling Degree Days	145	61	84	137.7
The following table shows heating and cooling degree days as a percent of normal.

	Three Months Ended June 30,
	2025	2024
Heating Degree Days	86.5%	68.8%
Cooling Degree Days	114.2%	48.8%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended June 30, 2025 and 2024.

	2025 vs Normal	2025 vs 2024	2024 vs Normal
Effect on Diluted Earnings Per Share	$—	$0.03	$(0.03)
Operating Revenues increased $15.9 million primarily due to increases in fuel recovery and rider revenues, and the impact of favorable weather compared to the same period last year. Increased fuel recovery revenue was primarily driven by an increase in the price of natural gas and the cost of market energy. Increased rider revenue was largely from the recovery of our investments in our wind repowering projects.
Net Income increased $0.7 million primarily due to the increase in revenues, as described above, partially offset by increased operating and maintenance expenses, including planned outage costs at Coyote Station, and increased depreciation and interest expense associated with our rate base investments.
Manufacturing Segment

	Three Months Ended June 30,
(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$78,726	$96,684	$(17,958)	(18.6)%
Net Income	3,481	6,835	(3,354)	(49.1)
Operating Revenues decreased $18.0 million primarily due to a 9% decrease in sales volumes, with declines experienced across several end markets, including agriculture, recreational vehicles, lawn and garden, and construction. Sales volumes were down at our metal fabrication business due to soft end market demand and inventory management efforts by manufacturers and dealers. A 7% decrease in steel costs, which are passed through to customers, also contributed to the decrease in operating revenues.
Net Income decreased $3.4 million primarily due to lower sales volumes and enhanced profit margins in the second quarter of 2024, which benefited from the positive impact of the timing of pass-through steel cost fluctuations and the selling of lower cost inventory. The impacts of decreased operating revenues and profit margins were partially offset by a decrease in general and administrative costs.

Plastics Segment

	Three Months Ended June 30,
(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$125,586	$132,824	$(7,238)	(5.4)%
Net Income	53,104	60,612	(7,508)	(12.4)
Operating Revenues decreased $7.2 million primarily due to a 15% decrease in sales prices compared to the same period last year, continuing the steady decline in product pricing from peak market conditions in late 2022. The impact of decreased sales prices was partially offset by an 11% increase in sales volumes, driven by strong distributor and end-market demand for our products, coupled with increased production capacity following the completion of our expansion project at Vinyltech in late 2024. Active infrastructure investment and construction activity across our sales territories continue to contribute to strong demand for our products.
Net Income decreased $7.5 million primarily due to decreased sales prices, as described above, partially offset by the 11% increase in sales volumes and a 15% decrease in PVC resin cost driven by global supply and demand dynamics which continues to result in elevated supply.
Corporate

	Three Months Ended June 30,
(in thousands)	2025	2024	$ Change	% Change
Net Income	$1,948	$1,063	$885	83.3%
Net Income increased $0.9 million primarily due to increased market-based gains on our corporate-owned life insurance policy investments.
2025 OUTLOOK
We are increasing our 2025 diluted earnings per share guidance to a range of $6.06 to $6.46. We expect our earnings mix in 2025 to be approximately 37% from our Electric segment and 63% from our Manufacturing and Plastics segments, net of corporate costs. Our anticipated earnings mix in 2025 deviates from our long-term expected earnings mix of 65% Electric / 35% Non-Electric as we expect Plastics segment earnings to remain elevated in 2025 compared to our long-term view of normal earnings for this segment.
The segment components of our 2025 diluted earnings per share guidance compared with actual earnings for 2024 are as follows:

	2024 EPS by Segment	2025 EPS Guidance		2025 EPS Guidance
		February 17, 2025		August 4, 2025
		Low	High	Low	High
Electric	$2.16	$2.29	$2.35	$2.29	$2.35
Manufacturing	0.33	0.21	0.27	0.21	0.27
Plastics	4.77	3.26	3.50	3.64	3.88
Corporate	(0.09)	(0.08)	(0.04)	(0.08)	(0.04)
Total	$7.17	$5.68	$6.08	$6.06	$6.46
Return on Equity	19.3%	13.8%	14.6%	14.5%	15.3%
We are maintaining our earnings guidance for our Electric and Manufacturing segments and maintaining our Corporate cost outlook. We are increasing our Plastics segment earnings guidance based on:
•Better than expected financial results in the second quarter of 2025,
•Lower material costs anticipated for the remainder of the year, as the forecasted price of PVC resin has declined, and
•Revised expectations for PVC pipe pricing for the second half of the year.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 5, 2025, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “opportunity,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,”

“will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2025 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government legislation and regulation including foreign trade policy and environmental; health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per-share amounts)	2025	2024	2025	2024
Operating Revenues
Electric	$128,731	$112,828	$278,451	$254,317
Product Sales	204,312	229,508	391,945	435,087
Total Operating Revenues	333,043	342,336	670,396	689,404
Operating Expenses
Electric Production Fuel	16,292	12,324	30,613	30,018
Electric Purchased Power	15,497	9,249	46,367	31,771
Electric Operating and Maintenance Expense	46,804	44,652	95,685	92,630
Cost of Products Sold (excluding depreciation)	105,966	116,795	210,353	231,518
Nonelectric Selling, General, and Administrative Expenses	17,352	18,154	38,644	37,067
Depreciation and Amortization	29,447	26,632	58,822	52,528
Electric Property Taxes	4,227	3,619	8,455	7,986
Total Operating Expenses	235,585	231,425	488,939	483,518
Operating Income	97,458	110,911	181,457	205,886
Other Income and (Expense)
Interest Expense	(11,720)	(10,202)	(23,273)	(20,052)
Nonservice Components of Postretirement Benefits	854	2,388	2,136	4,830
Other Income (Expense), net	4,788	4,490	9,244	9,069
Income Before Income Taxes	91,380	107,587	169,564	199,733
Income Tax Expense	13,652	20,592	23,737	38,400
Net Income	$77,728	$86,995	$145,827	$161,333

Weighted-Average Common Shares Outstanding:
Basic	41,874	41,784	41,850	41,754
Diluted	42,118	42,068	42,090	42,051
Earnings Per Share:
Basic	$1.86	$2.08	$3.48	$3.86
Diluted	$1.85	$2.07	$3.46	$3.84

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
(in thousands)	2025	2024
Assets
Current Assets
Cash and Cash Equivalents	$307,241	$294,651
Receivables, net of allowance for credit losses	180,823	145,964
Inventories	151,558	148,885
Regulatory Assets	8,946	9,962
Other Current Assets	25,842	30,579
Total Current Assets	674,410	630,041
Noncurrent Assets
Investments	128,289	121,177
Property, Plant and Equipment, net of accumulated depreciation	2,754,068	2,692,460
Regulatory Assets	99,010	98,673
Intangible Assets, net of accumulated amortization	5,192	5,743
Goodwill	37,572	37,572
Other Noncurrent Assets	66,747	66,416
Total Noncurrent Assets	3,090,878	3,022,041
Total Assets	$3,765,288	$3,652,082

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$—	$69,615
Accounts Payable	98,234	113,574
Accrued Salaries and Wages	25,039	34,398
Accrued Taxes	16,465	17,314
Regulatory Liabilities	24,580	29,307
Other Current Liabilities	39,162	45,582
Total Current Liabilities	203,480	309,790
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	32,204	32,614
Other Postretirement Benefits Liability	26,494	27,385
Regulatory Liabilities	289,546	288,928
Deferred Income Taxes	278,091	267,745
Deferred Tax Credits	14,705	14,990
Other Noncurrent Liabilities	102,932	98,397
Total Noncurrent Liabilities and Deferred Credits	743,972	730,059
Commitments and Contingencies
Capitalization
Long-Term Debt	1,043,374	943,734
Shareholders’ Equity
Common Shares	209,522	209,140
Additional Paid-In Capital	432,664	429,089
Retained Earnings	1,131,542	1,029,738
Accumulated Other Comprehensive Income	734	532
Total Shareholders' Equity	1,774,462	1,668,499
Total Capitalization	2,817,836	2,612,233
Total Liabilities and Shareholders' Equity	$3,765,288	$3,652,082

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended June 30,
(in thousands)	2025	2024
Operating Activities
Net Income	$145,827	$161,333
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	58,822	52,528
Deferred Tax Credits	(285)	(372)
Deferred Income Taxes	6,149	9,492
Investment Gains	(2,741)	(3,111)
Stock Compensation Expense	7,396	6,824
Other, net	(1,745)	(1,251)
Change in Operating Assets and Liabilities:
Receivables	(34,859)	(34,803)
Inventories	(131)	(11,551)
Regulatory Assets	(643)	7,361
Other Assets	4,756	(3,951)
Accounts Payable	(6,477)	41,239
Accrued and Other Liabilities	(13,447)	(19,312)
Regulatory Liabilities	198	23,863
Pension and Other Postretirement Benefits	(3,441)	(4,828)
Net Cash Provided by Operating Activities	159,379	223,461
Investing Activities
Capital Expenditures	(124,239)	(175,528)
Proceeds from Disposal of Noncurrent Assets	2,792	5,124
Purchases of Investments and Other Assets	(5,579)	(57,661)
Net Cash Used in Investing Activities	(127,026)	(228,065)
Financing Activities
Net Repayments of Short-Term Debt	(69,615)	(68,612)
Proceeds from Issuance of Long-Term Debt	100,000	120,000
Dividends Paid	(44,023)	(39,122)
Payments for Shares Withheld for Employee Tax Obligations	(3,134)	(5,753)
Other, net	(2,991)	(1,610)
Net Cash (Used in) Provided by Financing Activities	(19,763)	4,903
Net Change in Cash and Cash Equivalents	12,590	299
Cash and Cash Equivalents at Beginning of Period	294,651	230,373
Cash and Cash Equivalents at End of Period	$307,241	$230,672

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Operating Revenues
Electric	$128,731	$112,828	$278,451	$254,317
Manufacturing	78,726	96,684	160,412	196,065
Plastics	125,586	132,824	231,533	239,022
Total Operating Revenues	$333,043	$342,336	$670,396	$689,404

Operating Income (Loss)
Electric	$23,633	$22,597	$52,676	$51,639
Manufacturing	5,065	9,600	7,492	17,014
Plastics	72,034	82,089	130,909	145,392
Corporate	(3,274)	(3,375)	(9,620)	(8,159)
Total Operating Income	$97,458	$110,911	$181,457	$205,886

Net Income
Electric	$19,195	$18,485	$43,903	$40,956
Manufacturing	3,481	6,835	5,013	12,096
Plastics	53,104	60,612	96,543	107,350
Corporate	1,948	1,063	368	931
Total Net Income	$77,728	$86,995	$145,827	$161,333